Exhibit 10.9

FORM OF SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into as of [            ], 2009, by and between CDC Software Corporation, a company organized under the laws of the Cayman Islands (“CDC Software”), and CDC Corporation, a company organized under the laws of the Cayman Islands (“Parent”).

RECITALS

WHEREAS, CDC Software and its parent company, CDC Software International Corporation, will be offering and selling class A ordinary shares, $0.001 par value per share (the “Class A Ordinary Shares”), to the public in an offering registered under the Securities Act of 1933, as amended (the “Initial Public Offering”);

WHEREAS, following the Initial Public Offering, Parent is expected to beneficially own all of the issued and outstanding class B ordinary shares, $0.001 par value per share, of CDC Software (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, collectively, the “Ordinary Shares”), representing approximately 98.1% of the combined voting power of CDC Software;

WHEREAS, Parent has heretofore directly or indirectly provided certain services to CDC Software, including the Services described in more detail on Schedule I attached to this Agreement (collectively, the “Parent Services”);

WHEREAS, CDC Software has heretofore directly or indirectly provided certain services to Parent, including the Services described in more detail on Schedule I attached to this Agreement (collectively, the “CDC Software Services”);

WHEREAS, on the terms and subject to the conditions set forth herein, (a) CDC Software desires to retain Parent as an independent contractor to provide, directly or indirectly, the Parent Services to CDC Software from and after the Closing Date (as defined below) and (b) Parent desires to retain CDC Software as an independent contractor to provide, directly or indirectly, the CDC Software Services to Parent from and after the Closing Date (as defined below); and

WHEREAS, on the terms and subject to the conditions set forth herein, Parent desires to provide, directly or indirectly, the Parent Services to CDC Software, and CDC Software desires to provide, directly or indirectly, the CDC Software Services to Parent.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, Parent and CDC Software, for themselves, their successors and assigns, agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Action” has the meaning ascribed thereto in Section 5.02.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement; as such agreement may be amended and supplemented from time to time in accordance with its terms.

“CDC Software” has the meaning ascribed thereto in the preamble to this Agreement.

“CDC Software Indemnified Person” has the meaning ascribed thereto in Section 5.03.

“CDC Software Services” has the meaning ascribed thereto in the recitals to this Agreement.

“Class A Ordinary Shares” has the meaning ascribed thereto in the recitals to this Agreement.

“Class B Ordinary Shares” has the meaning ascribed thereto in the recitals to this Agreement.

“Closing Date” means the date of the initial closing of the Initial Public Offering.

“Ordinary Shares” has the meaning ascribed thereto in the recitals to this Agreement.

“Confidential Information” has the meaning ascribed thereto in Section 7.06.

“force majeure” has the meaning ascribed thereto in Section 7.04.

“Initial Public Offering” has the meaning ascribed thereto in the recitals to this Agreement.

“Indemnified Person” has the meaning ascribed thereto in Section 5.01.

“Ownership Reduction Date” means the date on which Parent ceases to own, directly or indirectly, Ordinary Shares representing more than fifty percent (50%) of the combined voting power of CDC Software.

“Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Parent Indemnified Person” has the meaning ascribed thereto in Section 5.02.

“Plans” means those certain employee benefit plans of CDC Software Corporation or Parent, if any, that are being, or may be, made available to certain employees of the other Party.

“Parent Services” has the meaning ascribed thereto in the recitals to this Agreement.

“Parties” means both CDC Software and Parent, and “Party” means one of them as the context indicates.

“Payment Date” has the meaning ascribed thereto in Section 3.02(b).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

“Schedule I” means the first schedule attached to this Agreement, as such Schedule may be amended and supplemented from time to time in accordance with this Agreement.

“Schedule II” means the second schedule attached to this Agreement, as such Schedule may be amended and supplemented from time to time in accordance with this Agreement.

“Schedules” means Schedule I and Schedule II.

“Service Costs” has the meaning ascribed thereto in Section 3.01.

“Services” means the Parent Services and the CDC Software Services.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

ARTICLE II.

PURCHASE AND SALE OF SERVICES; NO WARRANTY

Section 2.01 Purchase and Sale of Services. (a) Subject to the terms and conditions of this Agreement and in consideration of the Service Costs described below, Parent agrees to provide to CDC Software, or procure the provision to CDC Software of, and CDC Software agrees to purchase from Parent, the Parent Services. Unless otherwise specifically agreed by Parent and CDC Software, the Parent Services to be provided or procured by Parent hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, CDC Software prior to the Closing Date.

(b) The Parties understand that (i) the Parent Services that Parent shall provide (or procure the provision of) to CDC Software under this Agreement will, at CDC Software’s request, be provided to Subsidiaries of CDC Software and (ii) Parent may satisfy its obligation to provide or procure Parent Services hereunder by causing one or more of its Subsidiaries (other than CDC Software) to provide or procure such Parent Services. With respect to Parent Services provided to, or procured on behalf of, any Subsidiary of CDC Software, CDC Software agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Parent Services.

(c) Subject to the terms and conditions of this Agreement and in consideration of the Service Costs described below, CDC Software agrees to provide to Parent, or procure the provision to Parent, and Parent agrees to purchase from CDC Software, the CDC Software Services. Unless otherwise specifically agreed by Parent and CDC Software, the CDC Software Services to be provided or procured by CDC Software hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, Parent prior to the Closing Date.

(d) The Parties understand that (i) the CDC Software Services that CDC Software shall provide (or procure the provision of) to Parent under this Agreement will, at Parent’s request, be provided to Subsidiaries of Parent and (ii) CDC Software may satisfy its obligation to provide or procure CDC Software Services hereunder by causing one or more of its Subsidiaries to provide or procure such CDC Software Services. With respect to CDC Software Services provided to, or procured on behalf of, any Subsidiary of Parent (other than CDC Software), Parent agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such CDC Software Services.

Section 2.02 Additional Services. In addition to the Services to be provided pursuant to Section 2.01, to the extent that Parent and CDC Software mutually agree in their respective sole discretion, Parent and CDC Software may provide additional services (including services not provided by either Party prior to the Closing Date) to the other Party. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by Parent and CDC Software in their respective sole discretion.

Section 2.03 NO WARRANTY. (a) Parent acknowledges that (i) CDC Software does not regularly provide the CDC Software Services, or any related services, to third parties as part of its business and (ii) that CDC Software does not warrant or assume responsibility for its provision of the CDC Software Services. THERE ARE NO WARRANTIES RELATING TO THE CDC SOFTWARE SERVICES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) CDC Software acknowledges that (i) Parent does not regularly provide the Parent Services, or any related services, to third parties as part of its business and (ii) that Parent does not warrant or assume responsibility for its provision of the Parent Services. THERE ARE NO WARRANTIES RELATING TO THE PARENT SERVICES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III.

SERVICE COSTS; OTHER CHARGES

Section 3.01 Service Costs Generally. (a) Schedule II attached to this Agreement indicates, with respect to the Services listed in Schedule I, the method of calculating the amount CDC Software shall pay to Parent for the Parent Services and the method of calculating the amount Parent shall pay to CDC Software for the CDC Software Services (collectively, the “Service Costs”). Each Party agrees to pay to the other Party the applicable Service Costs in the manner set forth in Section 3.02.

Section 3.02 Invoicing and Settlement of Costs. (a) Unless otherwise agreed-to by the Parties, each Party will invoice or otherwise notify the other Party of the Service Costs on a monthly basis, in a manner substantially consistent with the billing practices used in connection with the Services prior to the Closing Date. In connection with the invoicing described in this Section 3.02(a), each Party will provide the other Party the same billing data and level of detail as it customarily provided prior to the Closing Date.

(b) Each Party agrees to pay the Service Costs within such time period prescribed by such notice or invoice (each invoice date or notification date, a “Payment Date”). Either Party may make such payments: (i) through its intercompany billing system, (ii) through its cash management systems, (iii) by wire transfer of immediately available funds payable to the order of the other, or (iv) subject to existing agreements between the Parties, by right of set-off of all or a portion of any determinable Service Costs in a manner substantially similar to the practice of the Parties and their subsidiaries prior to the Initial Public Offering.

(c) If either Party fails to pay any monthly payment within sixty (60) business days of the relevant Payment Date, and the non-breaching Party provides written notice of such breach to the delinquent Party, the delinquent Party shall be obligated to pay, within fifteen (15) business days of its receipt of such written notice thereof from the other Party, in addition to the amount due on such Payment Date, interest on such amount at the prime rate of interest (as of the applicable Payment Date) plus one percent (1%) per annum, compounded monthly from the relevant Payment Date through the date of payment. Notwithstanding the foregoing, if either Party has reasonable basis to believe an invoice is incorrect, it shall notify the other Party of the basis for its belief and the Parties shall reasonably cooperate to resolve such matter. Provided that the Party has timely paid all amounts not in dispute, in such event, interest shall not accrue on any amount in dispute and no default shall be alleged until the earlier of (x) forty-five (45) days from the Payment Date and (y) three (3) business days following resolution of such matter.

ARTICLE IV.

DELEGATION; PLANS; TRADEMARKS AND SERVICE MARKS

Section 4.01 Delegation. Each Party hereby delegates to the other Party, final and binding authority, responsibility, and discretion to interpret and construe the provisions of its Plans. Each Party may further delegate such authority to third-party plan administrators.

Section 4.02 Trademarks and Service Marks. The parties have entered into a Trademark License Agreement with respect to the usage of trademarks and service marks.

ARTICLE V.

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 5.01 Limitation of Liability. (a) Each Party agrees that neither Party and its Subsidiaries and their respective directors, officers, agents and employees (each, an “Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to the other Party or any of its Subsidiaries for or in connection with the Services rendered or to be rendered by any Indemnified Person pursuant to this Agreement or any other services rendered by any Indemnified Person, the transactions contemplated by this Agreement, or any Indemnified Person’s actions or inactions in connection with any such Services, any such other services, or any such transactions, except for damages that have resulted from such Indemnified Person’s willful misconduct in connection with any such Services, other services, transactions, actions or inactions.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR ANY OTHER LOSS) HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE SERVICES OR ANY OTHER SERVICES. THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY PROVISIONS SPECIFIED HEREIN. PARENT SHALL HAVE NO LIABILITY OF ANY KIND OR NATURE WHATSOEVER FOR CEASING TO PROVIDE ANY OF THE SERVICES UPON TERMINATION PURSUANT TO THIS AGREEMENT.

(c) Indemnification of Parent by CDC Software. CDC Software agrees to indemnify and hold harmless Parent and its Subsidiaries and their respective directors, officers, agents and employees (each, a “Parent Indemnified Person”) from and against any damages, and to reimburse each Parent Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation (each an “Action”), and whether or not any Parent Indemnified Person is a party, arising out of or in connection with the Parent Services rendered or to be rendered by any Parent Indemnified Person pursuant to this Agreement or any other services rendered by any Parent Indemnified Person, the transactions contemplated by this Agreement, or any Parent Indemnified Person’s actions or inactions in connection with any such Parent Services, any such other services, or any such transactions; provided that CDC Software will not be responsible for any damages of any Parent Indemnified Person that have resulted from such Parent Indemnified Person’s willful misconduct in connection with any such Parent Services, other services, transactions, actions, or inactions.

Section 5.02 Indemnification of CDC Software by Parent. Parent agrees to indemnify and hold harmless CDC Software and its Subsidiaries and their respective directors, officers, agents, and employees (each, a “CDC Software Indemnified Person”) from and against any damages, and to reimburse each CDC Software Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing or defending any Action, and whether or not any CDC Software Indemnified Person is a party arising out of or in connection with the CDC Software Services rendered or to be rendered by any CDC Software Indemnified Person pursuant to this Agreement or any other services rendered by any CDC Software Indemnified Person, the transactions contemplated by this Agreement, or any CDC Software Indemnified Person’s actions or inactions in connection with any such CDC Software Services, any such other services, or any such transactions; provided that Parent will not be responsible for any damages of any CDC Software Indemnified Person that have resulted from such CDC Software Indemnified Person’s willful misconduct in connection with any such CDC Software Services, other services, transactions, actions, or inactions.

Section 5.03 Additional Indemnification for Disputes by Parent. Parent agrees to indemnify and hold harmless CDC Software and its Subsidiaries from and against any Additional Amounts (as hereinafter defined) relating to litigation or other disputes (“Disputes”) that have been accrued-for in accordance with U.S. GAAP during the preparation of CDC Software’s (or any Subsidiary thereof’s) financial statements, or from time to time, such that in the event: (a) that any amounts accrued by CDC Software with respect to a Dispute are subsequently determined by CDC Software in its reasonable discretion, to be insufficient and require additional amounts to be accrued therefor under U.S. GAAP; or (b) that additional amounts over the expected accrual are required to be paid to any third party by CDC Software or any Subsidiary thereof with respect to a Dispute, the excess of the amounts provided in subsection (a) and (b) of this Section 5.03 over the expected accrual (the “Additional Amount”) shall be absorbed by Parent; provided that Parent will not be responsible for any Additional Amount that has resulted from the gross negligence or willful misconduct of CDC Software.

ARTICLE VI.

TERM AND TERMINATION

Section 6.01 Term; Expiration. This Agreement shall expire on December 31, 2019, and will automatically renew thereafter for successive two-year periods (each, a “Renewal Term”), unless notice of termination is provided in writing by one Party to the other not less than (15) months prior to the beginning of a Renewal Term.

Section 6.02 Termination Prior to Expiration. (a) Parent may terminate any affected CDC Software Service at any time if (i) CDC Software shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) Parent has notified CDC Software in writing of such failure and (iii) such failure shall have continued for a period of thirty (30) days after CDC Software’s receipt of notice of such failure.

(b) Parent may terminate any or all CDC Software Service or Parent Service at any time from and after the Ownership Reduction Date.

(c) CDC Software may terminate any affected Parent Service at any time if (i) Parent shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) CDC Software has notified Parent in writing of such failure, and (iii) such failure shall have continued for a period of thirty (30) days after Parent’s receipt of notice of such failure.

(d) Either Party may terminate any Service effective immediately upon written notice to the other Party if the performance of such Service would require the performing Party to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract.

Section 6.03 Effect of Termination. (a) Other than as required by law, upon expiration or termination of any Service pursuant to Section 6.01 or Section 6.02, each Party will have no further obligation to provide the expired or terminated Service (or any Service, in the case of termination of this Agreement) to the other Party and each Party will have no obligation to pay any fees relating to such Services; provided, however, that notwithstanding such termination or expiration, (i) each Party shall remain liable to the other Party for fees owed and payable in respect of Services provided prior to the effective date of the termination or expiration and (ii) the provisions of Articles IV, V, VI and VII shall survive any such termination or expiration.

(b) Following termination or expiration of this Agreement with respect to any Service, Parent and CDC Software agree to cooperate, at their own expense, in providing for an orderly transition of such Service to a successor service provider.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Future Litigation and Other Proceedings. In the event that CDC Software (or any of its officers or directors) or Parent (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that CDC Software (or any of its officers or directors) or Parent (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at its own expense, coordinate its strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

Section 7.02 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or, except to the extent provided in Section 4.01, constitute or be deemed to constitute any Party as the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

Section 7.03 Subcontractors. Each Party may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 5.01, each Party will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided.

Section 7.04 Force Majeure. (a) For purposes of this Section, “force majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, terrorism, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), telecommunications failure and failure of energy sources.

(b) Neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such Party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

(c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the Party affected shall give written notice to the other Party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the Party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a Party being delayed by more than sixty (60) days, the other Party shall have the right to terminate this Agreement with respect to any Service effected by such delay by written notice.

Section 7.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules) and any other writing signed by the Parties that specifically references this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties to this Agreement any rights or remedies hereunder.

Section 7.06 Confidential Information. CDC Software and Parent covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other Party. “Confidential Information” shall mean all information disclosed by either Party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (a) information that becomes generally available other than by release in violation of the provisions of this Section 7.06, (b) information that becomes available on a nonconfidential basis to a Party from a source other than the other Party provided the Party in question reasonably believes that such source is not or was not bound to hold such information confidential, (c) information acquired or developed independently by a Party without violating this Section 7.06 or any other confidentiality agreement with the other Party and (d) information that any Party reasonably believes it is required to disclose by law, provided that it first notifies the other Party of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other Party breaches or threatens to breach any provision of this

Section 7.06. Notwithstanding anything to the contrary set forth in this Agreement, either Party may disclose any Confidential Information that it reasonably believes is necessary or appropriate to be disclosed in the course of performing the Services; provided, however, that such Party shall instruct all such Persons to whom it discloses any Confidential Information to hold in trust and maintain confidential all such Confidential Information.

Section 7.07 Notices. Any notice, instruction, direction or demand under the terms of this Agreement will be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

(a)	If to CDC Software, to:

CDC Software Corporation

2002 Summit Boulevard, Suite 700

Atlanta, GA 30319

Attention: Chief Financial Officer

Telecopy No.: 770-351-9506

(b)	If to Parent, to:

CDC Corporation

11/F ING Tower

308 Des Voeux Road

Central Hong Kong

Attention: Vice President, Finance

Telecopy No.: 852-2237-7227

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.

Section 7.08 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York.

Section 7.09 Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each Party shall be construed and enforced accordingly.

Section 7.10 Amendment. This Agreement (including the Schedules) may only be amended by a written agreement executed by both Parties.

Section 7.11 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

CDC SOFTWARE CORPORATION

By:
Name:
Title:

CDC CORPORATION

By:
Name:
Title:

SCHEDULE I

SERVICES

The Services shall include, without limitation:

•

Legal. Providing advice and assistance with respect to ordinary and non-ordinary course and other business transactions, public company compliance matters, securities law and disclosure matters, legal policies, strategies regarding litigation, corporate secretarial matters, corporate compliance matters, Sarbanes-Oxley Act of 2002 compliance, managing relationships with outside counsel, drafting, reviewing and amending customer and other contracts and contracts with customers and suppliers, advising with respect to intellectual property matters, customer disputes and employment matters and other legal issues, obtaining and maintaining necessary business licenses, coordinating governmental compliance requirements, property services and such other services as may be required from time to time; provided that none of the foregoing services shall have been determined by the board of directors of the relevant Party to violate the “conflict of interest” provisions of such Party’s then–current Memorandum and Articles of Association.

•

Human Resources. Providing assistance and advice with respect to the negotiation and entry into employment agreements, continuing employment matters, terminations, coordinating between Parent and CDC Software personnel, managing health and welfare plans, assist in the recruitment of senior executive talent, overseeing and administrating option and other incentive plans and such other services as may be required from time to time.

•	Insurance. Maintaining insurance policies, overseeing renewals and changes thereto and such other services as may be required from time to time.

•

Accounting and Auditing. Providing comprehensive financial and accounting services, invoicing and payment activity, internal and external financial reporting, tax planning, tax compliance, tax advice, providing advice on accounting and financial reporting implications, performing public company compliance matters, performing M&A due diligence and advisory services from a finance and accounting perspective, reviewing documentation and advising both from a business and a financial reporting perspective on transactions, overseeing and managing policy and strategy regarding accounting practices, providing input at board meetings and assistance with applicable corporate resolutions, performing subsidiary accounting or taxation advisory services for various CDC and/or CDC Software business units in multiple jurisdictions, accounting for the option and other incentive plans, internal auditing services, managing relationships with outside auditors and such other services as may be required from time to time.

•

Investor Relations. Developing, implementing and maintaining both U.S. and non-U.S. investor relations programs, providing outreach to the U.S. and non-U.S. financial markets and investment community, developing and maintaining relationships with financial analysts and significant shareholders through periodic road shows, analyst events, investor conferences and periodic phone discussions, assisting in preparation of earnings announcements and press releases, participation and coordinating earnings calls, positioning Parent and/or CDC Software to the investment community, providing strategic development advice, maintaining corporate website, assisting in the management of investment banking relationships, providing competitive peer group analyses, maintaining a database of competitors, modeling competitor performance and such other services as may be required from time to time.

•

Information Technology. Maintaining, administering and integrating a technology infrastructure including networking, user account management, e-mail applications and systems, telecommunications, desktop support, production servers, management of financial systems, time and expense systems, human resources information systems, providing payroll processing and such other services as may be required from time to time.

•

Marketing. Maintaining and administering marketing, media outreach and advertising programs, assisting with press releases, assisting Investor Relations in various matters and such other services as may be required from time to time.

•

M&A. Locating, sourcing and evaluating potential M&A targets, divestitures and other corporate and strategic partners, negotiating transaction terms and related documents, performing due diligence, working in conjunction with business sponsors, to assess the potential business, strategic and financial fit and potential synergies and cost savings, building of financial models, assisting in the retention of financial advisors, structuring and valuing M&A and other transactions, considering advice from legal, tax, finance and other advisors, managing the M&A process, preparing board materials with respect to M&A targets and such other services as may be required from time to time.

•	Occupancy. Sharing of office and storage space at various facilities, performing services related to such facilities and such other services as may be required from time to time.

SCHEDULE II

COSTS

•

So long as the Agreement remains in effect, each of Parent and CDC Software shall pay to the other, Service Costs that reflect an allocation of the actual costs incurred by the entity providing such Services.

•	Amounts payable pursuant to the Services Agreement may increase or decrease depending upon factors that may be determined by the parties in good faith, and which include:

o	whether the costs of providing such services are materially different than those being charged under the specific rate then in effect; or

o	agreed-upon price negotiations between CDC Software and CDC Corporation.